Exhibit 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2009 FIRST
QUARTER RESULTS
▪	Achieves First Quarter Earnings per Diluted Share of $0.13, Exceeding EPS Guidance

▪	Reduces Long-Term Debt by 21% During the First Quarter

▪	Declares Quarterly Cash Dividend of $0.05 per Share
EL SEGUNDO, Calif., April 30, 2009 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2009 first quarter ended March 29, 2009.
For the fiscal 2009 first quarter, net sales were $210.3 million, compared to net sales of $212.9 million for the first quarter of fiscal 2008. Same store sales declined 4.4% for the first quarter. Sales results reflect continued weakness in the consumer environment, which contributed to a decrease in customer traffic during January and February. However, the Company experienced an improvement in customer traffic and sales results during March compared to the first two months of the quarter. As anticipated, first quarter sales comparisons to the prior year benefitted from a shift in the timing of the Easter holiday, during which the Company’s stores are closed, out of the first quarter and into the second quarter in 2009.
Gross profit for the fiscal 2009 first quarter was $67.1 million, compared to $71.6 million in the first quarter of the prior year. The Company’s gross profit margin was 31.9% in the fiscal 2009 first quarter versus 33.6% in the first quarter of the prior year. The decrease in gross profit margin was driven primarily by higher store occupancy costs and a decline of approximately 88 basis points in merchandise margins due to a shift in the Company’s product sales mix, slightly more promotional pricing and inflationary pressures.

Selling and administrative expense as a percentage of net sales improved to 29.4% in the fiscal 2009 first quarter versus 29.7% in the first quarter of the prior year. The Company leveraged selling and administrative expense in the quarter by reducing expenses despite operating 17 more stores than the prior year. Overall selling and administrative expense declined $1.4 million during the quarter from the same period last year due primarily to lower advertising and administrative expenses.
Net income for the first quarter of fiscal 2009 was $2.8 million, or $0.13 per diluted share, compared to net income of $4.1 million, or $0.19 per diluted share, for the first quarter of fiscal 2008.
“We are pleased with our first quarter performance in this challenging economic environment,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Our operating results exceeded the upper end of our guidance range issued in late February, driven by significantly stronger than anticipated sales in March. We believe this improvement reflects the increasing attractiveness of our value proposition for consumers as well as the benefit of improved weather conditions later in the quarter. We continue to maintain tight control of our expenses and carefully manage our inventory and cash flow. Our inventory levels decreased 8% on a per-store basis during the first quarter compared to the prior year, while operating cash flow increased 33% to $26.6 million for the quarter. This allowed us to achieve a healthy $20 million reduction in our debt levels to approximately $77 million at quarter-end.”
Mr. Miller continued, “The positive sales trends that we experienced in March have continued in the second quarter. Although we recognize that the overall consumer environment remains very challenging, we are encouraged by our recent sales performance and remain confident in our strategy to weather the current economic climate. We intend to continue to conservatively manage our business and focus on increasing market share by providing our customers with the compelling values that are the foundation of our business model.”
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on June 15, 2009 to stockholders of record as of June 1, 2009.
Guidance
For the fiscal 2009 second quarter, the Company expects same store sales in the flat to positive low-single digit range and earnings per diluted share in the range of $0.10 to $0.18. For comparative purposes, the Company’s earnings per diluted share for the second quarter of fiscal 2008 were $0.08, including a non-recurring charge of $0.04 per diluted share.

Store Openings
During the first quarter of fiscal 2009, the Company did not open any new stores or close any stores and continued to operate 381 stores. The Company anticipates opening one new store during the fiscal 2009 second quarter and continues to expect the number of new store openings in fiscal 2009 to be substantially lower than fiscal 2008.
Conference Call Information
The Company will host a conference call and audio webcast today at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the fiscal 2009 first quarter. The webcast will be available at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 381 stores in 11 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow, changes in interest rates, credit availability, higher costs associated with current and new sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2008. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	March 29,	December 28,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$4,607	$9,058
Accounts receivable, net of allowances of $288 and $305, respectively	8,930	16,611
Merchandise inventories, net	222,302	232,962
Prepaid expenses	6,978	8,201
Deferred income taxes	7,741	8,333

Total current assets	250,558	275,165

Property and equipment, net	91,246	94,241
Deferred income taxes	13,144	13,363
Other assets, net of accumulated amortization of $306 and $293, respectively	1,100	1,155
Goodwill	4,433	4,433

Total assets	$360,481	$388,357

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$86,054	$88,079
Accrued expenses	47,545	55,862
Current portion of capital lease obligations	2,303	1,942

Total current liabilities	135,902	145,883

Deferred rent, less current portion	24,465	24,960
Capital lease obligations, less current portion	3,340	2,948
Long-term debt	76,547	96,499
Other long-term liabilities	6,328	6,267

Total liabilities	246,582	276,557

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 22,995,586 and 23,004,087 shares, respectively; outstanding 21,512,291 and 21,520,792 shares, respectively	230	230
Additional paid-in capital	93,119	92,704
Retained earnings	41,916	40,232
Less: Treasury stock, at cost; 1,483,295 and 1,483,295 shares, respectively	(21,366)	(21,366)

Total stockholders’ equity	113,899	111,800

Total liabilities and stockholders’ equity	$360,481	$388,357

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended
	March 29,	March 30,
	2009	2008
Net sales	$210,291	$212,866

Cost of sales	143,219	141,283

Gross profit	67,072	71,583

Selling and administrative expense	61,838	63,230

Operating income	5,234	8,353

Interest expense	713	1,589

Income before income taxes	4,521	6,764

Income taxes	1,761	2,644

Net income	$2,760	$4,120

Earnings per share:
Basic	$0.13	$0.19

Diluted	$0.13	$0.19

Dividends per share	$0.05	$0.09

Weighted-average shares of common stock outstanding:
Basic	21,414	21,886

Diluted	21,424	21,926